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                                                                EXHIBIT 10.8

                         AGREEMENT OF PURCHASE AND SALE




         THIS AGREEMENT OF PURCHASE AND SALE ("Agreement"), dated as of the Date of this Agreement defined hereinafter, between WINN Limited Partnership, a North Carolina limited partnership, or its assigns, with offices at 2209 Century Drive, Suite 300, Raleigh, North Carolina 27622 ("Purchaser") and Cary Suites, Inc., a North Carolina corporation ("Seller").

          NOW, THEREFORE, for $1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, and the mutual covenants contained herein, the parties hereto, intending to legally bound, hereby agree as follows:

         I.   PURCHASE AND SALE OF PROPERTY AND BUSINESS

         On the terms and subject to all of the conditions set forth in this Agreement, the Purchaser agrees to purchase and the Seller agrees to sell, for the Purchase Price defined herein, all of the following property (collectively, the "Premises"):

         (a) the real estate described on Schedule 1 attached hereto and made a part hereof by this reference, containing 9.082 acres of land, together with all tenements, appurtenances, easements, agreements, development rights, air rights, rights-of-way, strips, gores, rights in adjacent avenues, streets and alleys, rights and uses appurtenant thereto, specifically including all of the easements, right, title and interest of Seller set forth in that certain Easement Agreement recorded in Book 5387, Page 833, Wake County Registry, together with and subject to that certain Road Maintenance Agreement recorded in Book 5387, Page 856, Wake County Registry (collectively the "Real Property");

         (b) all improvements now or hereafter located on the Real Property, including but not limited to that certain 120 suite Homewood Suites located on MacAlyson Court, Cary, North Carolina, and all fixtures which are affixed to the Real Property or Improvements (the "Improvements");

         (c) all furniture, fixtures (not part of the Real Property and Improvements or affixed thereto), equipment, machinery, furnishings, carpets, drapes, blinds or mini-blinds, service and maintenance equipment, linens (not less than two and one-half (2 1/2) turns of linens shall be included), tools, signs, landscaping equipment, supplies, pool equipment, telephone systems, television systems, intercom equipment and systems, and replacement parts (the "Equipment");
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         (d)     moneys advanced for future reservations ("Prepaid Items");

         (e) all contracts, agreements, licenses, contract rights, rights to use and other similar rights used in connection with the Real Property and Improvements and set forth on Schedule 2 attached hereto and made a part hereof by this reference and which the Purchaser elects to purchase and assume (the "Contracts");

         (f) all leases and rights to use the Improvements, Equipment or all or any part thereof in third parties as more particularly identified on
Schedule 3 attached hereto and made a part hereof by this reference and which the Purchaser elects to purchase and assume (the "Leases");

         (g) all permits, licenses, government licenses, certificates of occupancy and approvals necessary to operate the Real Property, Improvements, Equipment, Contracts, Leases, Intangible Rights and the other property and rights transferred under this Agreement (the "Permits");

         (h) all of the right, title and interest of Seller, as landlord therein, under and pursuant to that certain lease with Siemens Medical Systems, Inc. dated October 21, 1992, evidenced of record by memorandum of lease recorded in Book 5387, Page 900, Wake County Registry, as amended by amendment dated February 7, 1994, and the guaranty thereof by Siemens Corporation pursuant to lease guaranty agreement dated October 21, 1992, copies of which are attached hereto as Schedule 4 and incorporated herein by this reference (the "Siemens Lease and Guaranty").

         (i) all inventory, supplies and other materials used in connection with the Real Property and Improvements and the hotel business operated thereon (the "Inventory");

         (j) all plans, specifications and "as-built" drawings and surveys relating to the Real Property and Improvements, all books and records relating to the operation or management of the Real Property and Improvements and all warranties and guaranties of Seller pertaining to the Premises; and

         (k) all intangible property, guest ledgers, customer and mailing lists, catalogues and brochures, telephone numbers and similar property used in connection with the operation of the Real Property, Improvements and the business known as the Homewood Suites located on MacAlyson Court, Cary, North Carolina (the "Hotel"), and any telephone numbers assigned thereto (the "Intangible Rights").


         II.  TERMS OF PURCHASE AND SALE

         The purchase price for the Premises shall be Fourteen Million Three Hundred Thousand and N0/100 Dollars ($14,300,000.00), adjusted





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as provided in Article IX hereof ("the Purchase Price"), payable by Purchaser to Seller as follows:

          A. By assumption of the outstanding balance as of the Closing Date of that certain indebtedness evidenced by that certain promissory note in the original principal amount of $6,800,000.00 payable to the order of Wachovia Bank of North Carolina, N.A., dated October 9, 1992, secured by the lien of a deed of trust encumbering the Real Property and Improvements recorded in Book 5387, Page 862, Wake County Registry, as modified by modification and extension agreement dated April 1, 1994, recorded in Book 6148, Page 121, Wake County Registry, together with increases thereto of up to $781,000.00 (which amount shall be reduced by the amount of the equity investment financed by Hotel II, Inc. and RWW, Inc. relative to the Marriott Courtyard (defined below) and the Duluth Hampton Inn (defined below) in accordance with Article II, Paragraph A of the purchase agreements for such hotels between Purchaser and the current owners thereof). Seller shall be responsible for all payments due under such indebtedness up to the Closing Date, including all interest accrued thereon.
In addition, by assumption of the outstanding balances as of the Closing Date of those certain indebtednesses identified as follows: (i) that certain promissory note dated October 29, 1992 from Seller to the order of Hugh D. Little in the original principal amount of $150,000.00; and, (2) that certain promissory note dated October 29, 1992 from Seller to the order of Kenneth R. Crockett in the original principal amount of $50,000.00.

          B. With respect to the remainder of the Purchase Price (i) after assumption by Purchaser of the indebtedness set forth in Paragraph A above and (ii) plus or minus any closing adjustments determined in accordance with this Agreement ("the Purchase Price Balance"), Seller shall accept in full payment thereof units of limited partnership interest in Purchaser (the "Units"). The number of Units issued shall be the Purchase Price Balance divided by the average closing price of the stock of Purchaser's general partner, Winston Hotels, Inc., a North Carolina corporation ("the Company"), on the Nasdaq Stock Market for the ten (10) days of trading immediately preceding the Closing Date ("the Initial Value"). The Premises are being acquired by Purchaser in conjunction with other hotel properties. Such other hotel properties include, among others, that certain Marriott Courtyard located in Wilmington, North Carolina, currently owned by Hotel II, Inc. ("the Marriott Courtyard"), and that certain Hampton Inn & Suites hotel located in Duluth, Georgia, currently owned by RWW, Inc. ("the Duluth Hampton Inn"). Seller and the current owners of the Marriott Courtyard and the Duluth Hampton Inn are affiliated entities and shall be hereinafter collectively referred to as "the Affiliated Sellers", and the Premises, the Marriott Courtyard and the Duluth Hampton Inn shall be hereinafter collectively referred to as the "Affiliated Hotels". Purchaser and Winston Hospitality, Inc., a North Carolina corporation, shall, upon the closing of each of the Affiliated





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Hotels, enter into a percentage lease agreement (a "Percentage Lease") with respect to each of the Affiliated Hotels.

         The purchase agreements with the Affiliated Sellers of the Marriott Courtyard and the Duluth Hampton Inn provide that a portion of the purchase prices to be paid for those hotels (collectively with the Purchase Price, "the Pooled Purchase Price") shall be paid in Units (collectively with the Units issued hereunder, "the Pooled Units". The Affiliated Sellers have agreed to, and Seller does hereby agree to, guaranty Purchaser an "average initial twelve month yield" from the Affiliated Hotels of 13.0%. In the event the average initial twelve month yield to Purchaser from the Affiliated Hotels is less than 13.0%, the Pooled Purchase Price shall be reduced as necessary to increase the average initial twelve month yield from the Affiliated Hotels to 13.0% (the "Adjustment Amount"). The Adjustment Amount shall be settled by returning to Purchaser Pooled Units with a value, based on the Initial Value, equal to the Adjustment Amount, plus any distributions previously paid on the returned Pooled Units. For purposes of this Paragraph B, "average initial twelve month yield" from the Affiliated Hotels shall mean (i) the Percentage Lease revenues paid to or accrued by Purchaser with respect to each of the Marriott Courtyard and the Duluth Hampton Inn, for the respective twelve (12) month periods after their acquisition by the Purchaser, (ii) plus the Percentage Lease revenues that would have been paid to or accrued by Purchaser with respect to the Premises if the provision of the proposed Percentage Lease for the Premises setting forth the rent formula to be effective beginning in 1998 was in effect throughout the twelve month period after Closing (notwithstanding tha such rent provisions will not be in effect in 1996 and 1997) (iii) less property taxes and casualty insurance costs attributable to each Affiliated Hotel for the respective twelve (12) month period at its closing date and (iv) divided by the sum of (a) the Pooled Purchase Price and (b) all capital expenditures incurred by Purchaser for the Premises during the twelve (12) month period after Closing, all as verified by the Purchaser's independent auditors. The Pooled Units shall be delivered by Purchaser to The Title Insurance Company of North Carolina, Inc., as agent for First American Title Insurance Company ("Escrow Agent"). Escrow Agent shall hold the Pooled Units and all distributions relative thereto in escrow until such time as the aggregate average yield to Purchaser for the Measurement Period is determined as aforesaid, at which time Escrow Agent shall deliver the Pooled Units and all distributions relative thereto in accordance with written instructions from Purchaser's independent auditors. In the event the Pooled Units are reduced as provided hereinbefore, the remaining Pooled Units delivered by Escrow Agent to the Affiliated Sellers shall be apportioned between the Affiliated Sellers as mutually agreed among the Affiliated Sellers.

         C. Notwithstanding anything contained in this Agreement to the contrary, exclusive of and in addition to the Purchase Price, at Closing Purchaser shall accept and assume the outstanding





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balances under those certain equipment leases identified as follows:  (i) lease with Telerent Leasing Corporation for television equipment evidenced by financing statements in File Number 94-167, Wake County Registry, and in File Number 1066684, Office of the North Carolina Secretary of State; and, (ii) lease with Phoenix Leasing Incorporated for computer equipment evidenced by financing statements in File Number 94-1279, Wake County Registry and in File Number 1077801, Office of the North Carolina Secretary of State.

          D. Upon the Closing, the Seller shall deliver to the Purchaser the Premises, including but not limited to the Real Property, Improvements, Equipment and Inventory, free and clear of all liens and encumbrances of whatever type or description other than the Permitted Exceptions as defined in
Article IV, Paragraph A hereof and the indebtednesses to be assumed by Purchaser pursuant to Paragraphs A and C of this Article II.




         III.    PURCHASER'S CONTINGENCIES

         A. Purchaser's obligation to close this transaction shall be conditioned on the Purchaser being allowed to assume, on or before the Closing Date, the existing Homewood Suites franchise license agreement for the Hotel currently issued to Seller or at the option of Purchaser, receipt of an acceptable Homewood Suites franchise license agreement for the Hotel with a term of not less than ten (10) years.

         B. Purchaser's obligation to close this transaction shall be conditioned on Purchaser having received, effective as of the Closing Date, all necessary governmental approvals and licenses for operation of the Premises as a hotel, provided that Purchaser has made good faith and timely applications for such approvals and licenses and has provided the applicable governmental authorities with all required information reasonably necessary for such authority to grant such approval or license.


         C. Seller acknowledges that Purchaser is a real estate investment trust and in accordance therewith, Purchaser's obligation to close this transaction shall be conditioned upon Purchaser obtaining the approval of this Agreement and the transaction contemplated herein from the board of directors of the general partner of Purchaser, which approval shall be obtained or denied within thirty (30) days from and after the Date of this Agreement.


         The Purchaser and its representatives and agents shall be provided with access to the Premises at all reasonable times, in order to inspect the Premises, including but not limited to, taking





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soil samples and test borings, and conducting environmental studies, engineering studies and other such inspections and reviews that the Purchaser shall deem reasonably necessary to determine the condition and financial status of the Premises. Purchaser shall and does hereby agree to indemnify and hold Seller harmless from and against any and all liability, damage, cost and expense resulting from the exercise of the foregoing access and rights to the Premises by Purchaser and its representatives and agents.


         IV.      TITLE; TITLE POLICY; SURVEY

         A. On the date of this Agreement Seller shall furnish to Purchaser copies of Sellers' existing owner's title insurance policies insuring the title of Seller in and to the Real Property ("the Existing Title Policy"). Thereafter, Purchaser, at Purchaser's expense, shall obtain through update, tacking or other means as may be necessary, a title insurance commitment from First American Title Insurance Company or such other title insurance company as may be acceptable to Purchaser in Purchaser's sole and absolute discretion (the "Title Company") pursuant to which the Title Company shall commit (collectively the "Title Commitment") to issue a current A.L.T.A. Form B owner's fee simple title insurance policy or other policy of title insurance as shall be reasonably satisfactory to Purchaser and to any lender of Purchaser (the "Lender") in the amount of the Purchase Price (the "Title Policy") insuring that the Purchaser shall receive at closing, good, marketable and indefeasible fee simple title to the Real Property, free and clear of all liens, exceptions, encumbrances or defects other than the matters expressly approved in writing by Purchaser as permitted exceptions to title as set forth hereinafter (the "Permitted Exceptions"). Seller shall furnish to Purchaser copies of all liens, exceptions, encumbrances or defects set forth in the Existing Title Policy at the same time as the Existing Title Policy are so furnished to Purchaser.

         Within thirty (30) days from and after the Date of this Agreement, the Purchaser shall notify (the "Title Notice") the Seller as to which of the liens, defects, encumbrances or exceptions set forth in the Title Commitments are objectionable to Purchaser ("the Title Defects") and which of such matters are acceptable to Purchaser as the Permitted Exceptions. Within ten (10) days after receipt by Seller of the Title Notice, the Seller shall cure the Title Defects to the reasonable satisfaction of the Purchaser. In the event the Seller is unable to cure the Title Defects to the reasonable satisfaction of the Purchaser (except for those Title Defects that can be cured with the payment of money and will be satisfied of record by Seller at or prior to Closing) within such ten (10) day period or the Purchaser does not agree to waive such Title Defects, then this Agreement shall terminate and shall be null, void and without further force or effect, and neither party shall have any further liability to the other. Notwithstanding the





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foregoing, the Seller shall be obligated to remove and be responsible for removing all Title Defects capable of being removed or discharged by payment of money, including but not limited to, money judgments and mechanic's liens, but excluding these deeds to secure debt which Purchaser shall assume pursuant to
Article II, Paragraph A.

         B. On the date of this Agreement Seller shall furnish to Purchaser a copy of Seller's existing as built survey of the Real Property and the Improvements currently located thereon ("the Existing Survey"), prepared by a surveyor duly licensed under the laws of the State of North Carolina, reasonably acceptable to the Purchaser and the Lender in accordance with ALTA or such other standards as shall be reasonably satisfactory to Purchaser. The Existing Survey shall be in form and substance satisfactory to the Purchaser, the Title Company and the Lender. Within thirty (30) days from and after the Date of this Agreement, Purchaser shall, at Purchaser's election, cause the Existing Survey to be updated, obtain a new survey or, if acceptable to the Title Company and Lender, obtain a certification from Seller that there have been no improvements, structures or other changes subsequent to the date of the Existing Survey which would be revealed by a more current survey thereof, whereby the elected method shall be certified to the Purchaser, Title Company and Lender (the form of certification to be satisfactory to the Title Company, Purchaser and Lender) ("the Current Survey"). The Current Survey shall show, among other things, that all buildings are within lot and building lines, the location of such lines, the dimensions and total area of the Real Property and Improvements, the location and number of parking spaces, ingress and egress to adjoining streets, all benefiting and burdening easements, improvements, appurtenances, rights of way and utilities whether above or below ground, all encroachments from or into the Premises, all structures and improvements on the Real Property and all easements, rights-of-way and other restrictions of record properly identified with recording information and certifying that the Premises are not within a flood plain or other flood hazard area. The Current Survey shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys adopted by the American Land Title Association. The Current Survey and certification shall be sufficient to remove the survey exception from the Title Policy without indemnity by Purchaser or additional premium. Within thirty (30) days from and after the Date of this Agreement, the Purchaser shall notify the Seller of any objections of Purchaser or Lender to the Current Survey ("Survey Defects"). Survey Defects shall be deemed to be Title Defects for purposes of this Agreement and Seller shall cure such Survey Defects according to the same procedure as for Title Defects.

         C. On the date of this Agreement Seller shall deliver to Purchaser copies of all existing environmental reports and studies of which Seller has knowledge which have been previously prepared and compiled with respect to the Premises.





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     D.   The Purchaser and Seller shall each be responsible for the payment of its own transaction costs, including counsel fees. Purchaser shall be responsible for the costs incurred with any physical inspection of the Real Property and Improvements, including any environmental and engineering studies. At Closing, Purchaser shall pay all premiums for the Title Policy. The Purchaser shall pay for the Title Commitment and the Current Survey. Any and all transfer taxes, real estate excise taxes and sales taxes payable in connection with the transfer of the Premises, or any portion thereof, and the Personalty (as hereinafter defined) shall be paid by Seller. Unless otherwise stated in this Agreement, the Purchaser and Seller shall pay all costs in connection with the Closing of this transaction as are customary in Cary, North Carolina.

     V.   CLOSING

     A.   The closing of this transaction shall occur within fifteen
(15) days following the conclusion of a successful secondary public offering of Winston Hotels, Inc.'s common stock ("the Closing Date"). The closing shall occur at the offices of Brown & Bunch, 4900 Falls of Neuse Road, Suite 210, Raleigh, North Carolina 27609. The exact Closing Date shall be determined at the election of Purchaser upon at least ten (10) days prior notice to Seller. The closing of the transaction contemplated by this Agreement shall be deemed effective as of 12:01 a.m. on the Closing Date ("Closing"). If the date of Closing falls on a Saturday, Sunday or banking holiday, the Closing shall take place on the next business day thereafter.

     B. At the Closing, the Seller, shall deliver to Purchaser and perform the following:

     1. A General Warranty Deed for the Real Property conveying good, marketable, insurable and indefeasible fee simple title to the Real Property free and clear of all defects, exceptions, liens or encumbrances, except for the Permitted Exceptions and the indebtedness to be assumed by Purchaser pursuant to Article II, Paragraph A.

     2. Seller shall pay and discharge any special assessment which on or before the date of Closing, (a) has been levied, imposed, or confirmed against the Premises, (b) affects or is a lien upon the Premises or (c) although not yet a lien upon the Premises, is attributable to improvements which benefit or will benefit the Premises or the property in the vicinity of the Premises for which improvement work has been commenced. If any of the foregoing assessments may be paid in installments, all installments shall be deemed payable as of the day prior to the Closing, and shall be discharged of record by Seller. If, at the Closing, any amount which Seller is required to pay with respect to the foregoing has not been determined, Seller agrees to pay such amount as can be reasonably estimated at the Closing and the final amount shall be





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adjusted within ten (10) days after Purchaser gives Seller notice that same has been determined. This provision shall survive the Closing and delivery of the Deeds.

     3. A Bill of Sale conveying the Equipment, Inventory, Real Property not conveyed by other instruments provided for herein, and other personal property and intangible property included in the Premises ("Personalty"), free and clear of any lien or encumbrance, other than the Permitted Exceptions, and containing a general warranty of title to the Equipment, Inventory and Personalty and an inventory of all Equipment, Inventory and Personalty.

     4. An assignment of Seller's interest in and to all Permits, Contracts to be assumed by Purchaser, Leases to be assumed by Purchaser, Intangible Rights, Prepaid Items, the Siemens Lease and Guaranty and other items of the Premises, free and clear of any lien or encumbrance, together with written evidence satisfactory to Purchaser of any required third party consent to such assignment. Seller shall deliver to Purchaser all original Contracts and Leases which Purchaser has elected to purchase; the originals of the Siemens Lease and Guaranty, the Permits, including the certificates of occupancy for the Premises, evidence that the Premises are legally constructed and properly zoned in accordance with all applicable laws; all warranties and guarantees (and assignments thereof to Purchaser) issued in connection with the initial construction of the Real Property and Improvements; any Personalty, and any repairs or additions thereto; cash bank; moneys advanced for future registrations; guest registration records; keys; permits, approvals and licenses issued by all appropriate governmental authorities and fire underwriting organizations with respect to the construction and use of the Premises or any part thereof; and any existing copies of architectural plans and specifications, blueprints and building plans which may be in Seller's possession.

     5. At Purchaser's option, an assignment of all fire and extended coverage insurance policies, liability policies and loss of rental policies, affecting any of the Premises to the extent assignable (if assigned, premiums to be adjusted at Closing).

     6. Tax certificates or other evidence of payment from all appropriate taxing authorities certifying the payment of all real and personal property taxes through the current tax year.

     7. A certificate of Seller dated as of the Closing that Seller is not a foreign person or corporation within the meaning of Sections 1445 and 7701 of the Internal Revenue Code (the "IRC").


     8. A bring down certificate dated as of the Closing certifying the truth and accuracy of each representation and warranty set forth in Article XII as of the Closing Date.





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    9.   An affidavit of title reasonably satisfactory to the Title Company enabling the Title Company to issue the Title Policy without exception for mechanic's or materialman's or other statutory liens or for the rights of parties in possession other than temporary hotel patrons.

     C. At the Closing, the Purchaser shall deliver to the Seller the following:

     1. Proof of authority for Purchaser to complete the transaction reasonably satisfactory to Seller.

     2. Evidence of the assumption of the indebtedness set forth in Article II, Paragraph A.

     VI. DELIVERY OF POSSESSION

     Seller shall deliver actual and exclusive possession of the Premises to Purchaser on the Closing Date.


     Seller hereby grants to Purchaser the right to enter the Premises at any reasonable time after the date hereof for the purpose of inspecting, testing and examining the Premises.

     VII. DAMAGE TO PROPERTY

     Seller shall give Purchaser immediate notice of any fire or other casualty or of any pending or threatened condemnation occurring to all or any portion of the Premises between the date hereof and the Closing. If prior to the Closing, there shall occur:

     (i) damage to the Hotel caused by fire or other casualty, which would cost $100,000.00 or more to repair or replace; or

     (ii) the taking or condemnation of all or any portion the Hotel (including any parking areas) as would materially interfere with the use thereof, as determined by Purchaser; then, if any of the events set forth in
(i) or (ii) above occurs, Purchaser, at its option, may terminate this Agreement by written notice given to Seller within fifteen (15) days after Purchaser has received the notice referred to above or at the Closing, whichever is earlier. If Purchaser does not elect to terminate this Agreement, the Closing shall take place as provided herein without an abatement of the Purchase Price and there shall be assigned to the Purchaser at Closing, all interest of the Seller in and to any insurance proceeds or condemnation awards which may be payable to Seller on account of such occurrence.


     If, prior to the Closing, there shall occur:





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         (x)     damage to the Hotel caused by fire or other casualty which would cost less than $100,000.00 to repair or replace; or

         (y) the taking or condemnation of all or any portion of the Hotel which is not material to the use thereof, as determined by Purchaser;

then, if any of the events set forth in (x) or (y) above occurs, Purchaser shall have no right to terminate this Agreement (solely as a result of the occurrence of such events), and Seller shall, at its sole expense, with respect to subparagraph (x), restore or replace the damaged Premises to its original condition; and, with respect to subparagraph (y), there shall be assigned to Purchaser at Closing all interest of Seller in and to any insurance proceeds or condemnation awards which may be payable to Seller on account of any such occurrence.

         VIII.  REMEDIES

         A.   If this transaction is not consummated by reason of:

         (i) the inability of Purchaser to obtain any approval or consent required pursuant to or otherwise satisfy any condition or contingency set forth in Article III hereof;

         (ii)             the occurrence of any of the events described in
                          Article VII;

         (iii) Title Defects and Survey Defects which are not cured as provided in this Agreement (except for those Title Defects or Survey Defects which Seller is obligated to cure); or

         (iv) cancellation by Purchaser pursuant to any other applicable provisions of this Agreement,

then this Agreement shall be null and void and all parties relieved from any further liability hereunder, unless Purchaser elects to waive any of the items or occurrences set forth in this Article VIII, Paragraph B. The items enumerated in this Article VIII, Paragraph B are for Purchaser's benefit only and the non-occurrence of a state of facts sufficient to satisfy any of such items may not be used or pleaded by Seller as a defense to the enforceability of this Agreement.

         C. If this transaction is not consummated because of a default on the part of Seller or if Seller fails to close this transaction in breach of its obligation to do so, then Purchaser may seek specific performance of this Agreement.





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IX.      PRORATIONS

         All income (including cash on hand and accounts receivable), current operating expenses, accounts payable, real estate taxes, other taxes and assessments, all utilities, water and sewer charges, licenses or permit fees relating to the operation of the Premises, real estate and personal property ad valorem taxes, prepayments made under the Contracts and insurance premiums (if applicable), shall be adjusted and prorated as of the Closing. All franchise fees, maintenance and service agreements (whether or not service is continued by Purchaser) and utility charges shall be determined as of Closing and paid by Seller or appropriate adjustments made if Purchaser at its option accepts an assignment of any such agreement. If such charges and expenses are unavailable on the Closing Date, a re-adjustment of such charges and expenses shall be made within thirty (30) days after the Closing. The parties agree to cooperate in good faith in effecting such a final reconciliation and each party shall promptly pay (or reimburse the other party for) any expense item that is chargeable to the former party and shall promptly remit any income item to the
other party if entitled thereto.   Seller shall use reasonable efforts to
arrange for the rendition of final bills by the utility companies involved as of the Closing Date.


Guest room revenues of the Premises, whether in cash or in accounts receivable, arising from occupancy for the night beginning on the day preceding the Closing Date and ending on the Closing Date shall be credited one-half to Purchaser and one-half to Seller. Seller shall collect all income and other sums payable by tenants or guests (or otherwise) and shall be responsible for the payment of all expenses on account of services and supplies furnished to and for the benefit of the Premises through and including the Closing. Purchaser shall be credited with any deposits from tenants or guests of the Premises which are refundable to such tenants or guests. Seller shall remit to Purchaser at closing all prepaid income items. The accounts receivable of Seller shall remain the property of Seller and Purchaser assumes no obligation to collect or enforce the payment of any amounts that may be due to Seller. Nothing contained in this Article shall be deemed to prohibit Purchaser and Seller from entering into an agreed settlement in writing of all prorations at or following Closing.

         In the event any adjustments pursuant to this Article are, subsequent to Closing, found to be erroneous, then either party hereto is entitled to additional monies and shall invoice the other party for such additional amounts as may be owing, and such amount shall be paid promptly by the other party upon receipt of the invoice. Such invoice shall be accompanied by reasonable substantiating evidence.

         Purchaser shall have no obligation with respect to Seller's on site employees involved in the management and daily operation of the Hotel whatsoever, all of whom shall be compensated and terminated by Seller as of Closing, though Purchaser reserves the right to employ any such employees.

         The provisions of this Article IX shall survive the Closing and delivery of the Deeds.

         X.  NOTICES

         Any notice to be given by either party to this Agreement shall be in writing and shall be either delivered personally or by certified or registered U.S. Mail, postage prepaid, or by overnight courier delivery service with charges to the sender, as follows:

To Seller:                Cary Suites, Inc.
                          2209 Century Drive, Suite 300
                          Raleigh, North Carolina 27622
                          Attention:  Robert W. Winston, III



To Purchaser:             WINN Limited Partnership
                          2209 Century Drive, Suite 300
                          Raleigh, North Carolina  27622
                          Attention:  Robert W. Winston, III



With copies to:           William W. Bunch, III, Esquire
                          Brown & Bunch
                          4900 Falls of Neuse Road,
                          Suite 210 (street zip code  27609)
                          Post Office Box 19409
                          Raleigh, North Carolina 27619-9409

Notice shall be deemed given if properly addressed and delivered as set forth herein two (2) days following deposit in the U.S. Mail, one (1) day following deposit with any generally recognized overnight delivery service and on personal hand delivery to a person authorized to receive such delivery, on the day of such hand delivery. Any party may change addresses for notices by delivering written notice of such change in accordance with this Article X.

         XI.      INDEMNITY

         A. Purchaser and Seller warrant and represent each to the other that they or it has not employed or utilized the services of a real estate
agent or broker in the transaction contemplated by this Agreement.   Seller
shall indemnify and hold the Purchaser harmless from and against any claim for any real estate commission, brokerage fee or finder's fee made by any person, firm or corporation, claiming by, through or under the Seller. Purchaser shall indemnify and hold the Seller harmless from and against any claim for any real estate commission, brokerage fee or finder's fee made BY any person, firm or corporation, claiming by, through or under the Purchaser. This warranty and representation shall survive the Closing and the parties shall indemnify each other from any liability, cost or loss arising out of a breach of said warranty and representation, including consequential damages.

         B. The Seller shall indemnify and hold the Purchaser harmless from and against any and all liabilities, claims, demands, costs and expenses of any kind or nature, including but not limited to, reasonable attorney's fees, arising out of or incurred in connection with (i) any breach of the representations and warranties of Seller set forth in this Agreement, (ii) the ownership, use, maintenance or operation of the Premises on or prior to the Closing or the transfer of the Premises to the Purchaser (including the payment of all taxes),or (iii) compliance or failure to comply with the notice provisions relating to bulk sales laws applicable to the transfer of all or any part of the Premises. Purchaser shall indemnify and hold Seller harmless from and against any and all liabilities, claims, demands, costs and expenses of any kind or nature, including reasonable attorney's fees, arising after the date of Closing and which arise out of the ownership or operation of the Premises by the Purchaser following the Closing. Such indemnities shall survive Closing and delivery of the Deeds.

         C. If Purchaser or Seller propose to make any claim for indemnification under any Article or Paragraph of this Agreement (the "Indemnitee"), the Indemnitee shall deliver to the other party (the "Indemnitor") a certificate signed by the Indemnitee which certificate shall
(i) state that a loss has occurred and (ii) specify in reasonable detail each individual item of loss or other claim including the amount thereof and the date such loss was incurred. The Indemnitor shall have the right in its discretion and at its expense to participate in and control (a) the defense or settlement of any claim, suit, action or proceeding (including appeals) in respect of such item (or items) by any person other than a party hereto, (b) any and all negotiations with respect thereto, and (c) the assertion of any claim against any insurer with respect thereto, and the Indemnitee shall not settle any such claim, suit, action or proceeding or agree to extend any applicable statute of limitation without the prior written approval of the Indemnitor. The rights of participation, control and approval granted to the Indemnitor shall be subject as a condition precedent to the Indemnitor's acknowledging to the Indemnitee, in writing, the obligation of the Indemnitor to indemnify the Indemnitee in respect of such third party's claim, suit, action or proceeding giving rise to such item. Upon satisfaction of such condition precedent, the Indemnitee shall provide the Indemnitor with all reasonably available information, assistance and authority to enable the

Indemnitor to effect such defense or settlement and upon the Indemnitor's payment of any amounts due in respect of such claim, suit, action or proceeding, the Indemnitee shall, to the extent of such payment, assign or cause to be assigned to the Indemnitor the claims of the Indemnitee, if any, against such third parties in respect of which such payment is made. If the Indemnitor is not so willing to acknowledge such obligation, the parties shall jointly consult and proceed as to any such third party claim, suit, action or proceeding.

    XII.     SELLER'S REPRESENTATIONS AND WARRANTIES

    The Seller represents and warrants to the Purchaser that:

          A. Seller is a corporation, duly organized, and existing and in good standing under the laws of the State of North Carolina.

          B. Seller is authorized to enter into this Agreement and to consummate the transaction contemplated hereby, and the individuals executing this Agreement on behalf of Seller are also duly authorized to execute this Agreement and to bind Seller to consummate such transaction. The execution and delivery of this Agreement and the conveyance of the Premises by Seller, pursuant to this Agreement, do not require the consent of any person, agency or entity not a party to this Agreement. The execution of this Agreement by Seller and the transaction contemplated herein have been duly authorized by proper corporate action, including the board of directors of Seller.

          C. There are no pending or, to the knowledge of Seller, threatened, condemnation or similar proceedings affecting the Premises, or any portion thereof. Seller has not received any written notice that any such proceeding is contemplated, and no part of the Premises has been destroyed or damaged by any casualty.

          D. To the best of Seller's knowledge, the maintenance, operation, use or occupancy of the Premises as a hotel does not violate any building, health, zoning, environmental, fire or similar law, ordinance, regulation or restrictive covenant. To the best of Seller's knowledge, the Premises do not violate any federal, state, county, or municipal laws, ordinances, orders, regulations or requirements nor has Seller received any notice of such a violation.


          E. There are no options to purchase, rights of first refusal or other similar agreements with respect to the Premises which give anyone the right to purchase the Premises or any part thereof. There are no contracts or agreements which affect or cover the Premises, except for the Contracts, Permits, Leases and the Siemens Lease and Guaranty. There are no unpaid bills or claims in connection with the construction repair or replacement of the

Premises. There are no agreements allowing for any reduction, concession or abatement of room rates.

          F. Certificates of Occupancy for all buildings and other improvements will be duly issued, and the buildings and improvements legally occupied as a hotel prior to Closing. The Real Property is zoned properly for the use thereof as a hotel.


          G. Except as set forth in the Title Commitment, the Seller owns and has good and marketable title to all of its assets and properties free and clear of any security interest, mortgage, pledge, lien, conditional sale or other encumbrance or charge, except the deeds to secure debt to be assumed by Purchaser as set forth in Article II, Paragraph A. All of the Premises owned or leased by Seller is, and at the time of Closing will be, in good condition and in good working order. The Premises to be purchased is all of the property of every kind and nature necessary for the operation of the Seller's business in the ordinary course.

          H. To the best of Seller's knowledge, the Premises are in compliance with and have not violated any statute, law, ordinance, rule, regulation, order and directive (including, without limitation, all labor and environmental control and antipollution laws, ordinances, rules, regulations or directives) of any and all Governmental Agencies pertaining to the use or occupancy of the Premises.

The Seller has not received any notice of and the Seller and the Premises have not been charged with, are not under investigation or threatened investigation for failure to comply with and are in compliance with, any and all statutes, laws, ordinances, rules, regulations, orders and directives of any and all Governmental Agency or Agencies pertaining to the use, generation, dumping, releasing, burying or disposing of or emitting of any particles, materials, substances, or emissions that are now or have heretofore been determined by any and all Governmental Agency or Agencies to be of a hazardous, toxic, pollutive, or ecologically or environmentally damaging nature, including but not limited to asbestos ("Hazardous Materials"). Seller has not previously disposed of any Hazardous Materials at the Premises.

For purposes of this Agreement, the term "Hazardous Materials" shall include, but not be limited to, those materials or substances now or heretofore defined as "hazardous substances," "hazardous materials," "hazardous waste," "toxic substances," or other similar designations under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C., Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C., Section 6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C., Section 1801, et seq. and other laws, whether or not of a similar nature, applicable to the Premises and adopted by, enacted in or applicable to the State in which the Premises are located.

For purposes of this Agreement, the term "Governmental Agency or Agencies" means, whether of the United States of America, of any state or territory thereof or of any foreign jurisdiction, any government, political subdivision, court, agency, or other entity, body, organization or group exercising any executive, legislative, judicial, regulatory or administrative function of government.

To the best of Seller's knowledge, the Real Property has never appeared on any federal or state registry of active or inactive hazardous waste disposal sites. Seller has never received any notice of claim from a Governmental Agency concerning the alleged release or threatened release of Hazardous Materials at the Real Property. To the best of Seller's knowledge, no hazardous waste sites exist within a one mile radius of the Real Property.

          I. Seller has no knowledge of and has received no notice of any causes of action, actions, or proceedings of whatever type or description which have been instituted or threatened or are pending relating to the Premises or any interest therein.

          J. To the best of Seller's knowledge and belief, no representation or warranty made by the Seller, nor in any statement or document furnished or to be furnished to the Purchaser hereunder, or in connection with the transaction contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.


          Purchaser, in Purchaser's sole and absolute discretion, may waive any condition to close or breach of any representation or warranty provided for herein or any Title or Survey Defect, and in such event, this transaction shall be consummated as if such condition, representation, warranty or defect was satisfied. All of the representations and warranties contained in this Agreement shall survive the Closing. The representations and warranties set forth above shall be true, correct and accurate on the date hereof and as of the date of Closing.

          XIII. ESCROW.

          Upon receipt thereof, the Escrow Agent shall acknowledge receipt of the Pooled Units and agrees to hold the Pooled Units in accordance with Article III, Paragraph B of this Agreement and shall deliver the Pooled Units in accordance with written instructions from Purchaser's accountants. The Escrow Agent shall be entitled to rely on such written instructions without inquiry or investigation.

          The Escrow Agent shall be liable as a depository only and its duties hereunder are limited to the safekeeping of the Pooled Units and the delivery of same in accordance with the terms of this Agreement. The Escrow Agent shall not be liable for any act or omission done in good faith, or for any claim, demand, loss or damage made or suffered by any party to this Agreement, except such as may arise through or be caused by the Escrow Agent's willful misconduct or negligence.

         XIV.  COVENANTS

         A. Following the date of this Agreement and to and including the Closing, the Seller (i) shall continue normal and prudent maintenance and management of the Premises, (ii) shall maintain supplies and payroll at an appropriate level, and (iii) shall operate the Hotel in the ordinary course of business.

         B. All taxes levied against the Premises which were or shall be due and payable prior to the Closing have been or shall be paid in full by the Seller on or prior to the Closing.

         C. All Contracts and Leases shall be current and not in default as of the Closing. Seller shall not enter into new Contracts or Leases except in the ordinary course of business, and provided that any such new Contract or Lease shall either provide that it may be cancelled on not more than 30 days notice by Seller at no penalty or cost or, Purchaser shall consent to such Contract or Lease in writing.

         D. Seller shall maintain fire and casualty insurance on the Premises up to and including the Closing in amounts reasonably satisfactory to Purchaser.

         XV. SECURITIES MATTERS. Purchaser and Seller acknowledge, agree, represent and warrant each to the other, that the Units to be issued pursuant to this Agreement will be received and accepted as follows:

         A. Each of such persons to whom the Units will be transferred (a) if an individual, either (i) has an individual net worth, or a joint net worth with his/her spouse, at the time of purchase in excess of $1,000,000.00; or (ii) has an individual gross income in excess of $200,000.00 for the two most recent years or joint income with that person's spouse in excess of $300,000.00 in each of those same years and reasonably expects to reach the same income level in the current year, or (b) if a corporation, partnership or trust, is otherwise an "accredited investor" as that term is defined in Regulation D promulgated by the Securities and Exchange Commission; and Seller shall have written corroboration of such matters as to each party who will receive Units as a result of the transaction provided for herein, as of the time they receive Units;

         B. The Units are being acquired subject to the terms and conditions described in the Partnership Agreement of Purchaser, a copy of which has been obtained by or otherwise provided to such persons;

         C. Except in connection with a redemption of the Units, the Units are being and shall be received and held by such persons for their own account for investment purposes only, and not with a view to any offering or distribution thereof, and such persons have no present intention of selling or otherwise disposing of the Units;

         D. The Units have been obtained by such persons without the service of any broker, dealer, investment banker or finder, and there is no obligation to pay a commission, fee, bonus or remuneration of any type to any broker, dealer, investment banker, or finder;

         E. Such persons have been given access to all registration statements, proxy materials, financial statements and filings with the Securities and Exchange Commission relating to the shares of Winston Hotels, Inc. and the business of the Purchaser, and such materials are understood by Seller and such persons without the benefit of an investment adviser, lawyer, accountant or other professional;

         F. Such persons have been afforded the opportunity to ask questions of and receive answers from Winston Hotels, Inc., the Purchaser and their representatives concerning matters relating to the capitalization, management, financial condition, operations and prospects, financial and otherwise, of the Purchaser and Winston Hotels, Inc., and no verbal information has been furnished to such persons in connection with this transaction which is in any way inconsistent with or at variance from the written information so provided;

         G. The Units are not registered under the Securities Act of 1933, as amended, and the owners thereof may be required to bear the economic risk of ownership of the Units for an indefinite period of time; and, consequently, the Units cannot be sold unless the offer and sale thereof is subsequently registered under the Securities Act of 1933 and the "blue sky" law of each state in which any of the Units are offered for sale, unless an exemption from registration is available;

         H. Purchaser will distribute or transfer the Units only to persons who make the same representations and warranties as are set forth in this Article XV; and,

         I. Seller understands that the Units have not been and will not be registered under state or federal securities laws. Upon the conclusion of the escrow of the Units set forth hereinbefore, Seller shall be entitled to redeem the Units for an equal number of shares of common stock, par value $.01 per share, in Purchaser's general partner, Winston Hotels, Inc., a North Carolina corporation ("Shares").
         Seller further understands that neither the Units nor Shares may be sold or transferred except according to the terms of this Agreement, the partnership agreement of Purchaser and pursuant to an effective registration statement under the Securities Act of 1933, as amended, or pursuant to an exemption from registration. Notwithstanding the foregoing, Seller hereby requests and Purchaser hereby agrees, that it shall cause the registration of Shares issuable hereunder upon redemption of Units on at least sixty (60) days notice after the conclusion of the escrow thereof provided in Article II, Paragraph B of this Agreement. Purchaser shall use its best efforts to file and obtain the necessary regulatory approvals for a registration statement under which Seller can sell the Shares. Seller shall cooperate with Purchaser, at no expense to Seller, with respect to obtaining the necessary regulatory approvals for a registration, all of which shall be at the expense of Purchaser.

         J. The terms and provisions of this Article XV shall survive the Closing and the delivery of the deed for the Premises.



         XVI.     BINDING EFFECT; MISCELLANEOUS

         A. This Agreement shall be binding upon and shall inure to the parties hereto, their respective heirs, successors, legal representatives and assigns. This Agreement sets forth the entire Agreement between the parties hereto and no other prior written or oral statement or agreement or understanding shall be recognized or enforced. All modifications or amendments shall be in writing and signed by the parties. This Agreement is to be construed according to the laws of the State of North Carolina. This Agreement may be executed in two or more counterparts all of which shall constitute one and the same instrument. The singular shall include the plural and vice versa.


         B. The Purchaser may assign this Agreement to a corporation, partnership or other entity.

         C. As used herein, "the Date of this Agreement" shall mean the date noted below as the date upon which this Agreement was executed by the latter of Purchaser or Seller.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                  Purchaser:

                                  WINN Limited Partnership,
                                  a North Carolina limited partnership

                                  By:  Winston Hotels, Inc.,
                                       a North Carolina corporation,
                                       General Partner

(Corporate Seal)                  By:___________________________
                                          _______ President

Attest:
___________________
______Secretary

Date signed by Purchaser:
_________________________

                                  Seller:

                                  Cary Suites, Inc.,
                                  a North Carolina corporation

(Corporate Seal)                  By:___________________________________
                                          ____________President
Attest:
_______________________
______Secretary

Date signed by Seller:
_______________________

         The undersigned agrees to serve as Escrow Agent pursuant to this Agreement and upon receipt thereof, to hold the Units in accordance with the terms and provisions of this Agreement.


                                     Escrow Agent:

                                     The Title Company of North Carolina,
                                     Inc. as agent for First American Title
                                     Insurance Company

                                     By:____________________________________
                                     Title:_________________________________

STATE OF __________________

COUNTY OF _________________

         I, a Notary Public of the County and State aforesaid, certify that __________________________, personally came before me this day and acknowledged that _he is ___________________ Secretary of Winston Hotels, Inc., a North Carolina corporation, General Partner of WINN Limited Partnership, a North Carolina limited partnership, and that by authority duly given and as the act of the corporation, as such General Partner, the foregoing instrument was signed in its name by its ______ President, sealed with its corporate seal and attested by ___________________ as its ________ Secretary.

         Witness my hand and seal, this the _____ day of _____________, 199__.

My commission expires:_____                _____________________________
                                           Notary Public

(SEAL)

STATE OF _______________

COUNTY OF ______________

         I, a Notary Public of the County and State aforesaid, certify that _________________________________ personally came before me this day and acknowledged that _he is __________ Secretary of Cary Suites, Inc., a North Carolina corporation, and that by authority duly given and as the act of the corporation, the foregoing instrument was signed in its name by its President, sealed with its corporate seal and attested by ___ as its _____ Secretary.

         Witness my hand and seal, this the ____ day of _____________, 199__.

My commission expires:_____                ______________________________
                                           Notary Public

(SEAL)